EXHIBIT 99.1

Contact at 214/432-2000 Michael R. Haack President and Chief Executive Officer D. Craig Kesler Executive Vice President & CFO Alex Haddock Vice President, Investor Relations

News For Immediate Release

EAGLE MATERIALS ANNOUNCES AGREEMENT WITH TERRA CO2 GRANTING EAGLE EXCLUSIVE RIGHTS TO PRODUCE LOW-CARBON CEMENTITIOUS MATERIAL USING TERRA TECHNOLOGY

(DALLAS – December 5, 2023): Eagle Materials Inc. (NYSE: EXP) announced today that they have entered into exclusive agreements with Terra CO2, a producer of a scalable low-carbon supplementary cementitious material (SCM) for the potential deployment of multiple eco-friendly, low-carbon cementitious commercial-scale plants that would service three different geographic areas, including the Greater Denver market.

The agreements grant Eagle Materials the exclusive right to build and operate plants that produce supplementary cementitious material (SCM) in each geographic area. When developed and fully scaled, each plant would have the potential to produce approximately 240,000 tons per year of SCM.

These agreements represent an important step towards helping states and the construction industry further their environmental goals and initiatives. For example, a plant built in the Greater Denver market area would support the Buy Clean Colorado Act (HB21-1303), signed into law and effective January 1, 2024, which aims to reduce embodied carbon emissions in construction materials for Colorado state public projects exceeding $500,000. This law underscores Colorado’s commitment to leading in the mandate of low-carbon construction materials, and Terra’s technology is poised to play a crucial role in achieving the state’s environmental objectives.

“In entering into these agreements with Terra, we’re taking bold steps today to seek solutions that reduce the carbon intensity of cementitious materials using new technologies. Furthermore, as the supply of other SCMs, such as fly ash, continues to decrease in availability, increased SCM development will be crucial to fulfill the needs of our customers and in meeting the expected increases in demand for cement more broadly.” said Michael Haack, CEO of Eagle Materials.

As the Portland Cement industry seeks to address climate change and environmental sustainability, the emission rates of traditional cement production present a critical challenge that necessitates innovative solutions.

“New climate tech needs to be deployed quickly to meet 2030 and 2050 climate goals. Terra is working hard to accelerate the deployment of its commercial plants through strategic partnerships, deploying more capital and shortening timelines,” said Bill Yearsley, Terra’s CEO. “We are thrilled to work with a partner like Eagle Materials to build commercial plants for sustainable construction, and act on this urgency through our shared commitment to action. In the absence of a ‘climate tech express lane’ from the government, working with industry leaders is key to innovating and expediting low-carbon solutions for the industry.”

About Eagle Materials Inc.

Eagle Materials Inc. (NYSE: EXP) is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

For additional information, contact at 214/432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President, Finance and Administration and CFO

Alex Haddock

Vice President, Investor Relations, Strategy and Corporate Development

About Terra CO2

Terra CO2 is the developer of a scalable low carbon supplementary cementitious material.

Terra’s unique technology allows it to create cementitious materials from a wide variety of feedstocks or waste products, dramatically reducing the greenhouse gas emissions caused by cement production. Terra’s proprietary Opus suite of cementitious materials is a proven supplement and alternative to Portland cement. Validated by third parties, Terra’s materials perform equal to or better than traditional SCM products.

Terra CO2 is headquartered in Golden, Colorado. For more information, please visit: https://terraco2.com/

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